UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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AT HOME GROUP INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following email was sent by Lewis L. Bird III, Chairman and Chief Executive Officer of At Home Group Inc., a Delaware corporation (“At Home” or the “Company”) to employees on May 6, 2021.

TO: All Team Members

SUBJECT LINE: At Home to become a private company. Town Hall meeting at 9:00 a.m. CT

At Home Team Members,

I am writing with some exciting news about the future of At Home. This morning we announced an agreement to be acquired by Hellman & Friedman in a transaction that will help accelerate our At Home 2.0 strategy. Hellman & Friedman is a renowned private equity firm and has a strong track record of partnering with and helping to grow companies across industries, including retail and consumer.

As you know, we have been taking significant steps to transform our company to create a stronger, more flexible At Home. I am proud of what we have accomplished together to succeed in today’s environment, even amid the pandemic. As we enter the next chapter for our company, we believe having a partner in Hellman & Friedman will enable us all to grow and reach new heights. With their additional resources, we will best position our company for the future, all while continuing to help our customers affordably make their house a home.

Through this transaction, we will become a privately held organization. We expect that operating as a private company will enable us to strengthen the value we deliver to customers and build on our differentiated omnichannel experience. Over the long-term, we also expect that this will create even more opportunities for the At Home team as we grow our business.

This transaction will help us not only advance our strategic objectives, but also achieve our goal to maximize value for our stockholders. At Home stockholders will receive $36.00 per share in cash, representing a significant premium over yesterday’s closing stock price, the last trading day prior to media speculation regarding a possible transaction. Suffice to say, we see this as a win/win for all of our stakeholders.

While we are excited about today’s announcement, it is important to recognize that it is just the first step. This transaction has been unanimously approved by the At Home Board, upon the unanimous recommendation of a Special Committee of the Board of Directors. It will require the approval of stockholders and regulators. We expect to secure those approvals and close the deal in the third quarter of calendar year 2021. Until then, we will remain an independent publicly traded company. We will conduct business as usual and continue to meet the needs of our customers and fellow team members.

I know you must have questions about this announcement, and I have attached an FAQ to this note. For any additional questions, please send them to inquiries@athome.com. We will also be hosting a virtual town hall meeting at 9:00 a.m. CT for Store Directors, District Managers, and Home Office team members to provide more context around this announcement. I hope you can all attend.

Finally, today’s announcement may lead to increased interest in our company from outside parties. It is important that we speak with one voice, and we ask that you please forward any inquiries you receive from investors to Arvind Bhatia at ABhatia@athome.com. Media inquiries should be sent to Carey Marin at CMarin@athome.com.

This transaction and the opportunities it will create for At Home are a testament to this team’s tremendous work. I want to thank you for your dedication to our company and our customers. With Hellman & Friedman, I know the future is bright for At Home, and the best is yet to come.

Sincerely,

Lee B.

Team Member FAQ

1.	What was announced today?

•	At Home has entered into an agreement with Hellman & Friedman, a renowned private equity firm, to take At Home private.

•	Under the terms of the agreement, At Home stockholders will receive $36.00 per share in cash, which represents a premium of approximately 17% to the Company’s closing stock price of $30.67 on May 4, 2021, the last trading day prior to media speculation regarding a possible transaction, and a premium of approximately 25% to the 30-day volume weighted average share price.

•	This transaction has been unanimously approved by the At Home Board, upon the unanimous recommendation of a Special Committee of the Board of Directors.

•	At the close of the transaction, At Home will become a private company, and our stock will no longer trade on the public market.

•	H&F believes in our mission, our vision and our people, and they have a track record of helping to grow companies. They will be an excellent partner for At Home.

2.	Why did At Home enter into this transaction?

•	The Special Committee of the Board of Directors unanimously believes this transaction is the optimal path forward and in the best interest of At Home stockholders, as well as our other stakeholders, including team members.

•	In arriving at its recommendation, the Special Committee considered the current state of the business, our outlook and opportunities.

•	In addition, joining forces with H&F will enable us to better position At Home for the future and to advance our At Home 2.0 long term strategy.

•	We look forward to working together as we continue to help our customers affordably make their house a home.

3.	Who is Hellman & Friedman?

•	Founded in 1984, Hellman & Friedman is a leading private equity investment firm, with offices in San Francisco, New York, and London.

•	H&F has a strong track record of partnering with companies across industries, including retail and consumer, to help them drive growth.

•	H&F approaches partnerships with a focus on collaboration and an emphasis on building even stronger companies.

•	H&F’s investment in At Home speaks to the growth and value that we can drive together and is a testament to the business team members have helped build.

4.	How will the transaction impact At Home team members?

•	We are confident that this transaction is a positive outcome for all At Home stakeholders, including our team members.

•	H&F is an experienced partner that shares our goals for growth and can provide us with additional resources to realize them. This transaction is about creating an even stronger business that we expect will result in exciting career development opportunities for many team members.

•	It is important to remember that the announcement is just the first step toward completing this transaction, and it is business as usual at At Home. We are relying on you to stay focused on your day-to-day responsibilities and to continue serving our customers as you always have.

•	We will keep you informed of developments as we move toward completing the transaction in the weeks and months ahead.

5.	Will there be there be any layoffs or relocations as a result of the transaction? Will any offices or stores close?

•	H&F has been clear that they are excited to partner with our talented team.

•	H&F is as focused as we are on investing in and growing our business.

•	Importantly, our commitment to being as transparent as we can with you remains a priority for At Home.

•	To the extent there are any changes, we will inform you, as appropriate.

6.	Will this transaction have any impact on employee benefits and compensation?

•	Until the transaction closes, we will operate under our current compensation and benefit programs.

•	As we will no longer have publicly traded stock following the completion of the transaction, we do expect to make some adjustments to our equity-based programs.

•	To the extent there are any changes, we would inform you in advance with detailed communications.

7.	I own At Home stock. What will happen to team member’s stock? What happens to equity that has been granted, but is unvested?

•	Team members who are stockholders of At Home will receive $36.00 in cash for each share of At Home that they own, including equity grants that have vested and not yet been sold, upon closing of the transaction.

•	Until close, we remain a public company, and equity that has been granted but is currently unvested will continue to vest on its normal vesting schedule.

•	When the transaction closes, details on your unvested equity will be provided.

•	More information with respect to these details will be determined and communicated to you as they are finalized.

8.	Will I continue to be subject to trading windows?

•	Yes. Since we will continue to operate as a public company, all trading windows will still apply.

9.	What does it mean to be a private company? Does this mean we are a private company today?

•	The shares and other securities of private companies are not publicly traded.

•	When the transaction closes, which we expect to occur in the third quarter of calendar year 2021, At Home’s common stock will no longer be listed on NYSE, and each At Home stockholder will receive $36.00 in cash for each share of At Home stock that they own.

•	That said, today’s announcement is just the first step in a process. There are still a number of customary closing conditions that must be satisfied before the transaction is complete.

•	Until then, we will remain an independent, publicly traded company, and it is business as usual at At Home. We are relying on you to stay focused on your day-to-day responsibilities and to continue serving our customers as you always have.

10.	Are there differences we will notice as a private company? Does this transaction change At Home’s strategy?

•	This transaction does not change our strategy or the key initiatives we currently have underway.

•	As a team, we’ll remain dedicated to our customers.

•	As we enter the next chapter for our company, H&F is the ideal partner to advance our At Home 2.0 long term strategy.

•	This transaction is a testament to the achievements of you, our valued team members.

11.	Will there be any changes to the At Home name and brand?

•	We expect to keep the At Home name and brand.

12.	Who will lead the company?

•	The company will continue to be led by Lee, and there are no announced plans to change the management of the company at this time.

•	It remains business as usual at At Home. We remain focused as always on advancing our At Home 2.0 long term strategy, driving value for our stakeholders and better serving our customers.

13.	What is the timeline for close of the transaction? What do I need to do between now and close?

•	We expect the transaction to close in the third quarter of calendar 2021, subject to the satisfaction of customary closing conditions, including the approval of At Home’s stockholders and receipt of regulatory approvals.

•	Until then, At Home will continue to operate as a separate and independent company.

•	It is business as usual at At Home, so please stay focused on your day-to-day responsibilities to continue to help our customers affordably make their house a home.

14.	What should I tell my customers?

•	We expect the transaction to close in the third quarter of calendar year 2021. Until then, At Home will continue to operate as a separate and independent company.

•	Our number one priority is to continue to help our customers affordably make their house a home.

•	We will continue to offer the biggest selection at the best prices, every day.

•	All of our loyalty programs such as gift cards, merchandise credits, and Insider Perks remain unchanged.

15.	What do I do if I am contacted by the media or other third parties?

•	Per standard company policy, please refrain from commenting on any questions you receive from media or the investment community.

•	It is important that we speak with one voice, and we ask that you please forward any inquiries you receive from investors to Arvind Bhatia at ABhatia@athome.com. Media inquiries should be sent to Carey Marin at CMarin@athome.com.

16.	When will I receive more information? Who can I go to if I have any questions?

•	If you have any questions, please send them to inquiries@athome.com.

•	We will keep you informed of developments as we move toward completing the transaction in the weeks and months ahead.

The following communication was made available by At Home on its LinkedIn account on May 6, 2021.

We are excited to announce that At Home has reached an agreement to be acquired by Hellman & Friedman, a premier global private equity firm. As we enter the next chapter for our company, we believe having a partner in H&F will enable us all to grow and reach new heights.

We expect that operating as a private company will enable us to strengthen the value we deliver to customers and build on our differentiated omnichannel experience.

While we are excited about today’s announcement, it is important to recognize that it is just the first step. Until we close the transaction, which is expected in the third quarter of calendar year 2021, we will remain an independent publicly traded company and it is business as usual.

For more information, see the press release we issued https://bit.ly/3tnbq2v.

SEC Legends Information can be found here: https://lnkd.in/eVucVQB.

The following communications were made available by At Home on its Twitter account on May 6, 2021.

Post 1: Just announced: @AtHomeStores enters into a $2.8 billion transaction to become a private company through an acquisition by Hellman & Friedman. SEC Legends: https://bit.ly/3b4fJtq Read more: bit.ly/3tnbq2v

Post 2: New and exciting chapter for @AtHomeStores as we partner with Hellman & Friedman to advance our At Home 2.0 long term strategy and maximize value for stockholders. SEC Legends: https://bit.ly/3b4fJtq Read more: bit.ly/3tnbq2v

Post 3: Transaction with Hellman & Friedman provides @AtHomeStores with the resources and flexibility to continue helping our customers affordably make their house a home. SEC Legends: https://bit.ly/3b4fJtq Read more: bit.ly/3tnbq2v

Post 4: This transaction is a testament to the achievements of our team members and we are confident that with H&F, the future is bright for @AtHomeStores. SEC Legends: https://bit.ly/3b4fJtq Read more: bit.ly/3tnbq2v

The press release referred to in the communications included herein is filed as Exhibit 99.1 to the Current Report on Form 8-K filed by At Home on May 6, 2021.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of the Company by an affiliate of Hellman & Friedman LLC. In connection with the proposed merger, the Company will file with the Securities and Exchange Commission (“SEC”) and furnish to its stockholders a proxy statement and other relevant documents. STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors may obtain a free copy of the proxy statement (when it becomes available) and other relevant documents filed by the Company with the SEC at the SEC’s Web site at http://www.sec.gov. The proxy statement and such other documents once filed by the Company with the SEC may also be obtained for free from the Investor Relations section of the Company’s web site (http://investor.athome.com/) or by directing a request to: the Company, 1600 East Plano Parkway, Plano, Texas, 75074, Attention: Investor Relations. Copies of documents filed by the Company with the SEC may also be obtained for free at the SEC’s Web site at http://www.sec.gov.

Participants in the Solicitation

The Company and its officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed merger. Information about the Company’s executive officers and directors is set forth in the Company’s Annual Report on Form 10-K, which was filed by the Company with the SEC on March 24, 2021, and the proxy statement for the Company’s 2021 annual meeting of stockholders, which was filed with the SEC by the Company on May 4, 2021. Investors may obtain more detailed information regarding the direct and indirect interests of the Company and its executive officers and directors in the proposed merger by reading the preliminary and definitive proxy statement regarding the proposed merger when each such document is filed with the SEC. When available, you may obtain free copies of these documents as described in the preceding paragraph.

Cautionary Statements Regarding Forward-Looking Information

This document contains forward-looking statements made pursuant to and within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can generally identify forward-looking statements by the Company’s use of forward-looking terminology such as “anticipate”, “are confident”, “assume”, “believe”, “continue”, “could”, “estimate”, “expect”, “intend”, “look ahead”, “look forward”, “may”, “might”, “on track”, “outlook”, “plan”, “potential”, “predict”, “reaffirm”, “seek”, “should”, “trend”, “will”, or “vision”, or the negative thereof or comparable terminology regarding future events or conditions. The forward-looking statements are not historical facts, and are based upon the Company’s current expectations, beliefs, estimates and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond its control. There can be no assurance that management’s expectations, beliefs, estimates and projections will be achieved and actual results may differ materially from what is expressed in or indicated by the forward-looking statements.

Forward-looking statements are subject to significant known and unknown risks and uncertainties that may cause actual results, performance or achievements in future periods to differ materially from those assumed, projected or contemplated in the forward-looking statements, including, but not limited to, the following factors: the ongoing global COVID-19 pandemic and related challenges, risks and uncertainties, including historical and potential future measures taken by governmental and regulatory authorities (such as requiring store closures), which have significantly disrupted the Company’s business, employees, customers and global supply chain, and for a period of time, adversely impacted its financial condition (including resulting in goodwill impairment) and financial performance, and which disruption and adverse impacts may continue in the future; the recent and ongoing direct and indirect adverse impacts of the global COVID-19 pandemic to the global economy and retail industry; the eventual timing and duration of economic stabilization and recovery from the COVID-19 pandemic, which depends largely on future developments; general economic conditions in the United States and globally, including consumer confidence and spending, and any changes to current favorable macroeconomic trends of strong home sales, nesting and de-urbanization (which were enhanced and accelerated due to COVID-19, and may not continue upon a successful vaccine rollout in significant numbers that impacts consumer behavior); the Company’s indebtedness and its ability to increase future leverage, as well as limitations on future sources of liquidity, including debt covenant compliance; the Company’s ability to implement its growth strategy of opening new stores, which was suspended for fiscal 2021 (with the exception of stores that were at or near completion) and, while ramping significantly, will be limited in the near term; the Company’s ability to effectively obtain, manage and allocate inventory, and satisfy changing consumer preferences; increasing freight and transportation costs (including the adverse effects of international equipment shortages) and increasing commodity prices; the Company’s reliance on third-party vendors for a significant portion of its merchandise, including supply chain disruption matters and international trade regulations (including tariffs) that have, and may continue to, adversely impact many international vendors; the loss or disruption to operating the Company’s distribution network; significant competition in the fragmented home décor industry, including increasing e-commerce; the implementation and execution of the Company’s At Home 2.0 and omnichannel strategies and related investments; natural disasters and other adverse impacts on regions in the United States where the Company has significant operations; the Company’s success in obtaining favorable lease terms and of its sale-leaseback strategy; the Company’s reliance on the continuing growth and utility of its loyalty program; the Company’s ability to attract, develop and retain employee talent and to manage labor costs; the disproportionate impact of its seasonal sales activity to its overall results; risks related to the loss or disruption of the Company’s information systems and data and its ability to prevent or mitigate breaches of its information security and the compromise of sensitive and confidential data; the Company’s ability to comply with privacy and other laws and regulations, including those associated with entering new markets; and the significant volatility of the trading price of the Company’s common stock; the possibility that the Company may be unable to obtain required stockholder approval or that other conditions to closing the proposed merger may not be satisfied, such that the proposed merger will not close or that the closing may be delayed; general economic conditions; the proposed merger may involve unexpected costs, liabilities or delays; risks that the transaction disrupts current plans and operations of the Company; the outcome of any legal proceedings related to the proposed merger; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement. For more details on these and other potential risks and uncertainties, please refer to the proxy statement when filed and the documents that the Company files with the SEC. You are cautioned not to place undue reliance on the forward-looking statements included herein, which speak only as of the date hereof or the date otherwise specified herein. Except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statements for any reason, whether as a result of new information, future events or otherwise.